Exhibit 8.1

HUNTON ANDREWS KURTH LLP FILE NO: 053403

May 2, 2023

Hersha Hospitality Trust
44 Hersha Drive
Harrisburg, Pennsylvania 17102

Hersha Hospitality Trust
Qualification as Real Estate Investment Trust

Ladies and Gentlemen:
        We have acted as counsel to Hersha Hospitality Trust, a Maryland real estate investment trust (the “Company”), and Hersha Hospitality Limited Partnership, a Virginia limited partnership (the “Operating Partnership”), in connection with the preparation of a registration statement on Form S-3, filed by the Company with the Securities and Exchange Commission on May 2, 2023 (the “Registration Statement”), with respect to the offer and sale, from time to time, of Priority Class A common shares of beneficial interest, $0.01 par value per share, of the Company (the “Common Shares”), preferred shares of beneficial interest, $0.01 par value per share, of the Company (the “Preferred Shares”), depositary shares representing Preferred Shares, warrants entitling the holders to purchase Common Shares or Preferred Shares, and units comprising two or more of the preceding securities of the Company, up to an aggregate of $400,000,000 of such securities. You have requested our opinion regarding certain U.S. federal income tax matters.

In giving this opinion letter, we have examined the following (collectively, the “Reviewed Documents”):
1.the Company’s Amended and Restated Declaration of Trust, filed on January 15, 1999 with the Department of Assessments and Taxation of the State of Maryland, as amended and supplemented;
2.the Company’s Amended and Restated Bylaws;
3.the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated January 26, 1999 (the “Operating Partnership Agreement”), among the Company, as general partner, and several limited partners, as amended through the date hereof;
ATLANTA AUSTIN BANGKOK BEIJING BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON LONDON
LOS ANGELES MIAMI NEW YORK NORFOLK RICHMOND SAN FRANCISCO THE WOODLANDS TOKYO TYSONS WASHINGTON, DC
www.HuntonAK.com

Hersha Hospitality Trust
May 2, 2023

4.the partnership and limited liability company agreements (the “Subsidiary Partnership Agreements”) governing the Operating Partnership’s wholly owned and joint venture subsidiary partnerships and limited liability companies (the “Subsidiary Partnerships”);
5.the Registration Statement and the prospectus (the “Prospectus”) filed as part of the Registration Statement;
6.the operating lease agreements between the Subsidiary Partnerships, on the one hand, and (i) 44 New England Management Company, a Virginia corporation, or a partnership or limited liability company of which 44 New England Management Company or one of its subsidiaries is a partner or member (collectively, “44 New England”), (ii) HHLP Capitol Hill Lessee, LLC, a Delaware limited liability company (“HHLP Capitol Hill Lessee”) or (iii) joint ventures in which the Company holds its equity interest through a taxable REIT subsidiary (a “TRS”) or TRSs wholly-owned or substantially owned by the joint venture, on the other hand;
7.the management agreements pursuant to which Hersha Hospitality Management, L.P., a Pennsylvania limited partnership, and other hotel managers operate and manage all of the Company’s hotels;
8.the TRS elections for 44 New England; Hersha PRA TRS, Inc., a Delaware corporation; Revere Hotel Group, LLC, a Massachusetts limited liability company; HT Inn America TRS, Inc., a Delaware corporation; South Bay Sandeep, LLC, a Massachusetts limited liability company; Hersha CNL TRS, Inc., a Delaware corporation; HHM Leasehold Interests, Inc., a Delaware corporation; HHLP King of Prussia, Inc., a Pennsylvania corporation; HHLP Malvern, Inc., a Pennsylvania corporation; HHLP Oxford Valley, Inc., a Pennsylvania corporation; HHLP Wilmington, Inc., a Delaware corporation; Mystic Special Purpose Corp., a Delaware corporation; Mystic Hotel Investors Remote Entity Incorporated, a Delaware corporation; Exit 88 Special Purpose Corp., a Delaware corporation; 320 Pearl Street, Inc., a New York corporation; and HHLP Capitol Hill Lessee; and
9.such other documents or agreements as we have deemed necessary or appropriate for purposes of this opinion.

Hersha Hospitality Trust
May 2, 2023

In connection with the opinions rendered below, we have assumed, with your consent, that:
    1.    each of the documents referred to above has genuine signatures, has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;
    2.    during its taxable year ending December 31, 2023 and future taxable years, each of the Company, the Operating Partnership and the Subsidiary Partnerships has operated and will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years;
    3.    none of the Company, the Operating Partnership, or any Subsidiary Partnership will make any amendment to its organizational documents, the Operating Partnership Agreement, or the Subsidiary Partnership Agreements after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) for any taxable year; and
    4.    no action will be taken by the Company, the Operating Partnership, or any Subsidiary Partnership after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.
In connection with the opinions rendered below, we also have relied upon the correctness, without regard to any qualification as to knowledge or belief, of the factual representations and covenants contained in the Officer’s Certificate and the factual matters discussed in the Prospectus that relate to the Company’s status as a REIT. No facts have come to our attention that would cause us to question the accuracy or completeness of such factual representations. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Regulations, the published rulings of the Service and other relevant authority.
Based on the Reviewed Documents, the assumptions set forth above, the representations set forth in the Officer’s Certificate, and the factual matters discussed in the Prospectus under the caption “Material U.S. Federal Income Tax Consequences” (which is incorporated herein by reference), we are of the opinion that:
(a)    the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code, for its taxable years ended December 31, 2019 through December 31, 2022, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify for taxation as a REIT under the Code for its taxable year ending December 31, 2023, and in the future; and

Hersha Hospitality Trust
May 2, 2023

(b)    the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Material U.S. Federal Income Tax Consequences” are correct in all material respects.
We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. In addition, the opinions set forth above do not foreclose the possibility that a Company may have to pay a deficiency dividend, or an excise or penalty tax, which could be significant in amount, in order to maintain REIT qualification. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all the facts referred to in this opinion letter or the Officer’s Certificate.
The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.
The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressees, and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

Hersha Hospitality Trust
May 2, 2023

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton Andrews Kurth LLP under the captions “Material Federal Income Tax Consequences” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Hunton Andrews Kurth LLP